EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                Three Months Ended      Nine Months Ended
                                                     June 30,                June 30,
                                                ------------------    -------------------
                                                2000          1999       2000        1999
                                                ----          ----      ------       ----
                                                           (Dollars in Millions)

Consolidated income
   before income taxes.......................   $ 35          $ 68     $   121       $176
                                                ----          ----      ------       ----
Fixed charges:
   Interest..................................    347           230         941        690
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third).......................      2             1           5          4
                                                ----          ----      ------       ----

Total fixed charges..........................    349           231         946        694
                                                ----          ----      ------       ----
Earnings available
   for fixed charges.........................   $384          $299      $1,067       $870
                                                ====          ====      ======       ====

Ratio of earnings to
   fixed charges<F1>.........................   1.10          1.29        1.13       1.25
                                                ====          ====      ======       ====

-----------------
<F1>  As of July 31, 2000 TMCC has guaranteed payments of principal and interest on $186 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates. In addition, as of July 31, 2000, TMCC has guaranteed $50 million of TCA's debt. TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges.